July 23rd, 2010

Mr. Michael Mathot
25 Wilkes Creek Drive Port Moody, BC, V3H 5Al Canada

Re: Commodity-Industry Analyst Agreement to Force Energy Corp.

Dear Mr. Mathot:

I am pleased to inform you that our organization has approved us entering into an employment agreement with you subject to the following terms and conditions:

Position: The position will be Commodity-Industry Analyst to the Board of Advisors in the United States to collect and interpret commodity related data to determine the feasibility of the Diamond Springs Prospect in the Wind River Basin of Wyoming. You will also oversee Investor Relations and Corporate Development.

Reports To: You will report directly to Tim DeHerrera, President and CEO of Force Energy Corp.

Responsibilities: Based on your extensive knowledge of economic principles, you will collect and interpret commodity related data to determine the feasibility and profitability of the Diamond Springs Prospect in the Wind River Basin of Wyoming. Specifically, you will forecast commodity prices and depletion rates of the well. You will use this data to produce financial models which will include sensitivity analysis. We expect you to present best case and worst case scenarios to the Board of Advisors to help in a decision for the project.

Compensation: We will pay you an annual salary ofUSD$60,000

Term: This agreement may be cancelled by either party with 30-days notice.

Agreement Begins: We would like to start this agreement on July 23rd, to continue for one year.

On behalf of Force Energy Corp, we are very excited for the opportunity to work with you.

Yours Truly,

Tim DeHerrera
CEO and President Force Energy Corp

Agreed to on this day: July 23rd, 20 1 0

/s/ Tim DeHerrera
Signed: Tim DeHerrera on behalf of Force Energy Corp.

July 23,2010

/s/ Michael Mathot
Signed: Michael Mathot July 23rd,2010